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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                         TANDY BRANDS ACCESSORIES, INC.
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                (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                     [TANDY BRANDS ACCESSORIES, INC. LOGO]
                        690 EAST LAMAR BLVD., SUITE 200
                             ARLINGTON, TEXAS 76011

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 16, 2001

Dear Stockholder:

     We will hold this year's annual meeting of stockholders on October 16, 2001 at 9:00 a.m. We will hold the meeting at the Embassy Suites Outdoor World, 2401 Bass Pro Drive, Grapevine, Texas 76051. At the meeting, we will ask you to consider and vote on the re-election of Mr. C.A. Rundell, Jr. and Ms. Colombe M. Nicholas as directors. If re-elected they will serve for three-year terms which will expire in 2004, or until their successors are elected and qualified. We will also ask you to consider and vote on a proposal to amend the Tandy Brands Accessories, Inc. 1997 Employee Stock Option Plan to increase the number of shares available to be issued under the option plan.

     We will also discuss and take action on any other business that is properly brought before the meeting.

     If you were a stockholder on September 6, 2001, you are entitled to notice of and to vote on the proposals at this year's meeting.

     We hope you will find it convenient to attend the annual meeting in person. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope to ensure your vote is represented. You may also revoke your proxy in the manner described in the accompanying proxy statement at any time before the vote is taken and vote your shares personally at the meeting.

                                            By Order of the Board of Directors,

                                            /s/ W. MIKE BAGGETT
                                            W. Mike Baggett
                                            Secretary

Arlington, Texas
September 6, 2001

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY; THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES PERSONALLY.

                     [TANDY BRANDS ACCESSORIES, INC. LOGO]
                        690 EAST LAMAR BLVD., SUITE 200
                             ARLINGTON, TEXAS 76011

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 16, 2001

     We are pleased to present you with this "plain English" proxy statement in connection with this year's annual meeting. We hope you will find it easy to read and understand. We also hope you will come to our annual stockholders' meeting on Tuesday, October 16, 2001.

     As you will see in the accompanying Annual Report, the past year was a significant year for Tandy Brands. At the annual meeting, after we vote on the proposals described in this proxy statement, we will present a brief report on the past year for Tandy Brands, as well as an overview of our plans for the upcoming year and beyond. As always, we will conclude the meeting by inviting you to ask questions and make comments.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY; THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES PERSONALLY.

     We look forward to seeing you at this year's meeting.

                                            Sincerely,

                                            /s/ J.S.B. JENKINS

                                            J.S.B. Jenkins
                                            President and Chief Executive
                                            Officer

                             QUESTIONS AND ANSWERS

WHY DID I RECEIVE THIS PROXY STATEMENT?

     On September 13, 2001, we began mailing this proxy statement to everyone who was a stockholder of record of our company on September 6, 2001. Only stockholders of record on the close of business on this date are entitled to vote at the meeting. The purposes of this proxy statement are:

     - to let our stockholders know when and where we will hold our annual stockholders' meeting;

     - to provide detailed information about the two directors who will be voted on for re-election;

     - to provide detailed information about the proposal to amend the Tandy Brands Accessories, Inc. 1997 Employee Stock Option Plan; and

     - to provide updated information about our company you should consider in order to make an informed decision at the meeting.

At the close of business on the record date, there were 5,583,918 shares of our common stock outstanding and entitled to vote and 299,008 shares held in treasury. There were approximately 1,004 holders of record. Each holder of record is entitled to one vote per share. To achieve a quorum at the meeting, a majority of our outstanding shares must be present either in person or by proxy.

I RECEIVED MORE THAN ONE PROXY STATEMENT. WHY?

     If you received more than one proxy statement, your shares are probably registered differently or are in more than one account. Please vote each proxy that you received.

WHAT WILL OCCUR AT THE ANNUAL MEETING?

     First, we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be "present" at the meeting if the stockholder is:

     - present in person; or

     - not present in person but has voted by proxy prior to the meeting.

     According to our bylaws, holders of at least a majority of our outstanding shares must be present at this year's meeting in order to conduct the meeting. If holders of fewer than a majority of our outstanding shares are present at the meeting, we will reschedule the meeting. The new meeting date will be announced at the meeting.

     After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Also, some of our officers will report on our recent financial results and our current operations.

     If enough stockholders are present at the meeting to conduct business, then we will vote on the proposal to re-elect Mr. C.A. Rundell, Jr. and Ms. Colombe
M. Nicholas as members of our board of directors. This proposal has been approved by our board of directors. The board of directors is now soliciting your vote on the proposal and recommends that you vote FOR the re-election of each of the director nominees.

     If enough stockholders are present at the meeting to conduct business, we will also vote on the proposal to amend the 1997 Employee Stock Option Plan to increase the number of shares available to be issued under the option plan. This proposal has been approved by our board of directors. The board of directors is now soliciting your vote on the proposal and recommends that you vote FOR the amendment of the option plan.

HOW DO I VOTE IF I DO NOT PLAN TO ATTEND THE ANNUAL MEETING?

     In addition to voting in person at the meeting, you may mark your selections on the enclosed proxy card, date and sign the card, and return the card in the enclosed envelope. We encourage you to vote now even if
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you plan to attend the meeting in person. If your shares are in a brokerage account, you may receive different voting instructions from your broker.

     Please understand that voting by any means other than voting in person at the meeting has the effect of appointing J.S.B. Jenkins, our President and Chief Executive Officer, and Stanley T. Ninemire, our Senior Vice President and Chief Financial Officer, as your proxies. They will be required to vote on the proposals described in this proxy statement exactly as you have voted. However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Jenkins and Mr. Ninemire will be authorized to use their discretion to vote on such issues on your behalf.

     All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the meeting and not revoked will be voted at the meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated thereon, such proxies will be voted FOR the election of each of the nominees for director and FOR the amendment of the option plan.

HOW MANY VOTES ARE NECESSARY TO RE-ELECT THE NOMINEES FOR DIRECTOR?

     Each nominee must receive the affirmative vote of a majority of shares either present at the meeting or represented by proxy to be elected.

HOW MANY VOTES ARE NECESSARY TO AMEND THE 1997 EMPLOYEE STOCK OPTION PLAN?

     The proposal to amend the 1997 Employee Stock Option Plan to increase the number of shares available to be issued under the plan must receive the affirmative vote of a majority of shares either present at the meeting or representing by proxy to be approved.

WHAT IF A NOMINEE IS UNWILLING OR UNABLE TO STAND FOR RE-ELECTION?

     Each of the persons nominated for re-election has agreed to stand for re-election. We are not aware of any intention of any nominee not to stand for re-election or any circumstances which would cause any nominee not to stand for re-election. However, if unexpected events arise which cause one or more of the nominees to be unable to stand for re-election, then either:

     - our board of directors can vote at the meeting to reduce the size of the board of directors; or

     - our board of directors may, during the meeting, nominate another person for director.

Your vote is completely confidential.

     It is important for you to understand that if our board of directors nominates someone at the meeting, the person to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for the candidate of his or her choice.

WHO COUNTS THE VOTES AND HOW ARE THE VOTES TREATED?

     We will appoint two persons as inspectors of election for the meeting who will count the votes cast. They will treat shares represented by proxies that abstain as shares that are present and entitled to vote when determining if a quorum exists and when determining the outcome of any matter voted upon by the stockholders.

     The inspectors of election will consider shares referred to as "broker non-votes" as shares that are present and entitled to vote when determining the presence of a quorum. Broker non-votes are shares held by brokers or nominees as to which the broker or nominee:

     - has not received instructions from the beneficial owners on how to vote the shares; or

     - does not have discretionary power to decide how to vote the shares.

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     The inspector will not treat the brokers' or nominees' shares as present or entitled to vote on outcome determinative matters for shares which the broker or nominee has indicated it does not have discretionary power to vote. However, those shares are considered for quorum purposes and may be entitled to vote on other matters.

WHAT IF I WANT TO CHANGE MY VOTE?

     You can change your vote on a proposal at any time before the meeting for any reason by revoking your proxy. Proxies may be revoked by:

     - filing a written notice of revocation, which includes a later date than the proxy date, with our secretary at or before the meeting;

     - properly executing a later proxy relating to the same shares; or

     - attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute a revocation of a proxy.

     Any written notice revoking a proxy should be sent to: Secretary, Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011.

WHO PAYS FOR THIS SOLICITATION?

     We, the company, will pay for the cost of soliciting proxies. Our directors, officers and employees may solicit proxies. They will not be paid for soliciting the proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. Proxies may be solicited in person, by mail, by telephone, by telegram or other means of communication. We will make arrangements with custodians, nominees and fiduciaries in order to forward proxy solicitation materials to beneficial owners of common stock.

WHO IS OUR INDEPENDENT PUBLIC ACCOUNTANT THIS YEAR?

     Our board of directors selected Ernst & Young LLP to serve as our independent public accountant for the 2002 fiscal year. A representative of Ernst & Young LLP is expected to attend the meeting. The representative will have the opportunity to make a statement at the meeting and respond to appropriate questions from you, our stockholders.

WHAT FEES DID WE PAY TO OUR INDEPENDENT AUDITORS THIS PAST YEAR FOR OUR AUDIT?

     Audit Fees. We paid Ernst & Young LLP an aggregate of $118,500 for professional services rendered for the audit of our annual financial statements for the most recent fiscal year and the reviews of our financial statements included in our Forms 10-Q for that fiscal year.

     All Other Fees. We paid Ernst & Young LLP approximately $8,200 during the past fiscal year for certain attestations requested in connection with certain of our license agreements. We also paid Ernst & Young LLP approximately $16,510 for analysis we requested from time to time relating to acquisitions and special projects.

HOW DO I RAISE AN ISSUE FOR DISCUSSION OR VOTE AT THE ANNUAL MEETING?

     If you wish to present a proposal for consideration at an annual meeting, you must send written notice of the proposal to our corporate secretary. We have not received notice of any stockholder proposals to be presented at this year's meeting.

     If you would like your proposal to be included in next year's proxy statement, you must submit it to our corporate secretary by no later than May 6, 2002. We will include your proposal in our next annual proxy statement if it is a proposal that we would be required to include pursuant to the rules of the Securities and Exchange Commission.

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     You may write to our corporate secretary at 690 East Lamar Blvd., Suite
200, Arlington, Texas 76011.

     If a stockholder raises a matter at the meeting that requires a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf.

     According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting, whether in person or by proxy.

HOW CAN I RECEIVE A COPY OF THE ANNUAL REPORT?

     We provide a free copy of our Annual Report on Form 10-K that excludes exhibits but includes related financial statement schedules. If you would also like the report's exhibits, we will provide copies of the exhibits. We may charge a reasonable fee for providing these exhibits.

     In order to receive this report, you must request a report in writing and mail the request to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Chief Financial Officer.

                     PROPOSAL ONE: RE-ELECTION OF DIRECTORS

     Our certificate of incorporation divides our board of directors into three classes, with each class serving a three-year term. One class of directors is elected at each annual meeting of stockholders. The terms of Mr. C. A. Rundell, Jr. and Ms. Colombe M. Nicholas expire at this year's meeting. These current directors are being nominated for re-election to our board of directors to serve until the 2004 annual meeting of stockholders or until their successors are elected and qualified. The remaining five directors will continue to serve on our board of directors until their respective terms expire and until their successors are elected and qualified. The authorized size of our board of directors is from three to nine directors and is presently set at seven by resolution of our board of directors.

WHO IS NOMINATED FOR RE-ELECTION TO OUR BOARD OF DIRECTORS?

     MR. C. A. RUNDELL, JR., 69, has been a director since November 1990. Since 1988, Mr. Rundell has owned and operated Rundell Enterprises, a sole proprietorship engaged in providing acquisition and financial consulting services to business enterprises. Mr. Rundell was previously the Chief Executive Officer of Tyler Corporation from October 1996 to December 1998. From 1977 to 1988, Mr. Rundell was the President, Chief Executive Officer and director of Cronus. Mr. Rundell was a director and Chairman of the Board of NCI Building Systems, Inc. from April 1989 to July 2000. Mr. Rundell is the Chairman of the Board and Chief Executive Officer of Integrated Security Systems, Inc., and he is also a director of Renaissance US Growth and Income Trust PLC.

     MS. COLOMBE M. NICHOLAS, 56, has been a director since October 1999. Ms. Nicholas served as President and Chief Executive Officer for Anne Klein Group, a women's fashion apparel company, from August 1996 to July 1999, when the company was sold to Kasper, ASL. From December 1993 to July 1996, Ms. Nicholas served as President and Chief Executive Officer of Orr Felt Company, a family-owned business that provides felt for paper manufacturing. From April 1991 to November 1993, she was the President and Chief Operating Officer of Giorgio Armani Fashion Corporation, the largest licensee of Armani Spa, Italy. From May 1980 to January 1989, Ms. Nicholas served as President and Chief Executive Officer of Christian Dior New York, a designer fashion company. Ms. Nicholas also serves on the board of directors of Ashford.com, Inc. and Leader Technology.com.

WHAT VOTE IS REQUIRED TO RE-ELECT THE NOMINEES?

     To be elected a director, each nominee must receive the affirmative vote of the holders of a majority of the shares voted in person or by proxy at the meeting. Our board of directors unanimously recommends a vote FOR election of each of the nominees. There are no arrangements or understandings between the nominees and any other person pursuant to which nominees were selected as nominees.

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WHO ARE OUR CONTINUING DIRECTORS?

     The following persons are the members of our board of directors whose terms will continue after this year's annual meeting:

     MR. MARVIN J. GIROUARD, 62, has been a director since June 1998. Mr. Girouard is presently the Chairman, Chief Executive Officer and a director of Pier 1 Imports, Inc. Mr. Girouard served as President and Chief Operating Officer of Pier 1 Imports, Inc. from August 1988 until July 1998. Mr. Girouard's term expires at the 2002 annual meeting.

     MR. J.S.B. JENKINS, 58, has been our President and Chief Executive Officer and a director since our formation in November 1990. Mr. Jenkins served as Executive Vice President of The Bombay Company, Inc. ("Bombay") from July 1, 1985 until December 31, 1990, and as Vice President of Bombay from 1980 until 1985. He also served as the President of the Tandy Brands Accessories division of Bombay, of which we were a division until its spin-off in December 1990, from April 1986 until the spin-off. In 1978, Mr. Jenkins was named President of the Tex Tan Welhausen Co, a division of Bombay, where he served until becoming an officer of Bombay. Mr. Jenkins was Vice President and Production Manager of Tex Tan Welhausen Co. from 1974 until 1977 and was named Executive Vice President of that division in 1977. Mr. Jenkins is also a member of the Texas A&M University College of Business Administration/Graduate School of Business Development Council, the Texas A&M University President's Council, the advisory board of directors for the Texas A&M University 12th Man Foundation, the board of directors for the Cotton Bowl Athletic Association and the board of directors of the Arlington Chamber of Commerce. Mr. Jenkins' term expires at the 2002 annual meeting.

     DR. JAMES F. GAERTNER, 58, has been a director since November 1990 and Chairman of the Board since October 1998. In August 2001, Dr. Gaertner began serving as the President of Sam Houston State University in Huntsville, Texas. Dr. Gaertner served as Dean of the College of Business at The University of Texas at San Antonio ("UTSA") from September 1, 1987 until June 30, 2000. Before his appointment as Dean, Dr. Gaertner served for four years as professor and Director of the Division of Accounting and Information Systems at UTSA. Dr. Gaertner served as an associate professor at the University of Notre Dame from September 1976 until August 1983. During that period Dr. Gaertner served as director of Notre Dame's London master of business program in London, England. From 1968 to 1973, Dr. Gaertner served as a director and Chief Financial Officer of Tex Tan Welhausen Co., and later served as the Controller for Tex Tan Welhausen, a division of Tandy Corporation. Prior to his employment at Tex Tan Welhausen, he was employed as a member of the audit staff of KPMG Peat Marwick in Houston. Mr. Gaertner's terms expires at the 2003 annual meeting.

     MR. GENE STALLINGS, 66, has been a director since June 1997. Mr. Stallings is presently a rancher, an author and private investor. From January 1990 to December 1996, he was the head football coach of the University of Alabama. Before coaching at Alabama, he was head coach of the St. Louis/Phoenix Cardinals professional football team from 1986 to 1989. Mr. Stallings is a member of the board of directors of the Peoples National Bank of Paris, Texas, the Board of Regents of Abilene Christian University, the board of directors of Christus St. Joseph's Hospital in Paris, Texas, and the board of directors of Great Southern Wood Incorporated. Mr. Stallings' term expires at the 2003 annual meeting.

     MR. ROGER R. HEMMINGHAUS, 65, has been a director since June 2000. Mr. Hemminghaus is the immediate past Chairman of the Federal Reserve Bank of Dallas and a director of billserv Inc., CTS Corporation, Luby's, Inc. and Xcel Energy, Inc. Since January 2000, Mr. Hemminghaus has been the Chairman Emeritus of the Board of Directors of Ultramar Diamond Shamrock Corp. From 1996 to 1999, Mr. Hemminghaus served as the Chairman of the Board and Chief Executive Officer of Ultramar Diamond Shamrock Corp. and from 1999 to January 2000 he served as the Chairman of the Board. From 1987 to 1996, Mr. Hemminghaus served as the Chairman and Chief Executive Officer of Diamond Shamrock, Inc. Mr. Hemminghaus also serves as the Chairman of the Board of Regents of Texas Lutheran University and serves on the National Executive Board of the Boy Scouts of America and on the Board of Directors of the Southwest Research Institute. Mr. Hemminghaus' term expires at the 2003 annual meeting.

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

           PROPOSAL TWO: AMENDMENT TO 1997 EMPLOYEE STOCK OPTION PLAN

     Our Board of Directors has approved, subject to the approval of our stockholders, an amendment to our 1997 Employee Stock Option Plan which would increase the number of shares of our common stock which may be issued on exercise of options granted under the option plan.

WHAT WILL THE PROPOSED AMENDMENT DO?

     The 1997 Employee Stock Option Plan currently provides us with ability to grant stock options to our employees to purchase up to an aggregate of 575,000 shares of our common stock. As of September 6, 2001, our employees were entitled to options to purchase a total of 556,114 shares of common stock under this option plan, leaving 18,886 shares available for future grants. The proposed amendment would increase the number of shares available under the option plan from 575,000 to 1,025,000 shares. This proposed increase is intended to provide for options to be granted under the plan for a number of years into the future.

     In connection with the proposed amendment to increase the number of shares authorized for issuance under the 1997 Employee Stock Option Plan, we used Institutional Shareholder Service's ("ISS") ISSue Compass model to try to determine whether or not ISS would support the proposal. Institutional Shareholder Services is a leading independent provider of proxy voting and corporate governance services for institutional investors and its ISSue Compass model assesses the total economic cost of the proposal and an allowable cap below which ISS will recommend for the proposal and above which ISS will recommend against the proposal. Based upon a good faith estimate of the inputs to the ISSue Compass model, our analysis indicated that the proposed amendment to the option plan would fall below the allowable cap. However, ISS conducts its own evaluation of all proposals based on an analysis of our filed proxy and financial statements. Thus, we cannot assure you ISS will recommend voting in favor of the amendment.

     Our board of directors believes the increase in the number of available option shares will assist us in achieving the objectives described below.

WILL THE ADDITIONAL SHARES BE REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION?

     Yes. We intend to register the offer and sale of the additional 450,000 shares of common stock issuable under the option plan under the Securities Act of 1933, as amended, assuming our stockholders approve the proposed amendment. Shares of our common stock purchased pursuant to the option plan after the effective date of such registration could be immediately sold in the open market, subject to, in the case of affiliates (as defined in Rule 144 under the Securities Act of 1933), compliance with the provisions of Rule 144, other than the holding period requirement.

WHAT VOTE IS REQUIRED TO APPROVE THE AMENDMENT?

     A majority of the shares of our common stock present or represented by proxy at the annual meeting must vote in favor of the amendment to the option plan to approve the amendment. Our board of directors unanimously recommends a vote FOR approval of the amendment to the option plan.

DESCRIPTION AND OBJECTIVES OF THE OPTION PLAN.

     A general description of the terms of the 1997 Employee Stock Option Plan is set forth below, but is qualified in its entirety by reference to the text of such plan. Copies of the full text of the option plan are available for review at our principal offices and we will furnish copies to our stockholders without charge upon written request directed to Mr. Stan Ninemire, Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011.

     The option plan provides for the grant of both incentive and nonqualified stock options. Incentive stock options granted under the option plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonqualified stock options granted under the option plan are intended to not qualify as incentive stock options under the Code. Options to

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

purchase up to an aggregate of 575,000 shares of our common stock may currently be granted under the option plan.

     Options may be granted under the option plan only to our employees who are officers or persons whose principal duties consist of supervising the work of other employees or who are otherwise key employees. Members of our board are not considered officers or employees for purposes of the option plan; however, a person otherwise eligible to participate in the option plan is not disqualified by virtue of being a member of the board. The maximum number of shares of common stock with respect to which options may be granted under the option plan during any calendar year to an executive officer whose compensation is required to be reported in our proxy statement and whose total compensation is determined by the board to potentially be subject to the limitations on deductions imposed by
Section 162(m) of the Code is 50,000 shares. There are approximately thirty-one employees currently eligible to participate in the option plan.

     The option plan requires that the exercise price of each option be not less than the fair market value of the shares of our common stock on the date of grant, which will be the average of the high and low prices of our common stock as reported by the NASDAQ National Market System on such date. On September 6, 2001, the closing price of our common stock was $6.00. The exercise price of an option is payable in cash, by tendering shares of common stock already owned by the optionholder, or by a combination of cash and shares. An incentive stock option granted under the option plan is not transferable by the optionholder other than upon death. A nonqualified stock option is transferable by the optionholder subject to the terms of the option plan and the agreement evidencing such option. Options may be granted until ten years following the date of adoption of the option plan. No option will be exercisable after the expiration of ten (10) years from its date of grant.

     Options granted under the option plan generally are not transferable except as described above and, with certain exceptions in the event of retirement, death or disability of the optionholder, may be exercised by the optionholder only during employment or within three (3) months after termination of employment. Our board of directors has the authority to prescribe upon the granting of options the schedule under which such options will become exercisable by each optionholder and the conditions of any such exercise; provided that no option will be exercisable in whole or in part before the first anniversary of the date of grant. In the event of termination of employment due to permanent and total disability, an option may be exercised within twelve (12) months after termination of employment in the case of incentive stock options and thirty-six (36) months after termination of employment in the case of nonqualified options, but in no event after the expiration date of the option. In the event of death of an optionholder while an employee, any options then held by such employee may be exercised within twelve (12) months after the death of the optionholder by the executor or administrator of the optionholder's estate or by the person or persons to whom the optionholder's rights under the option pass by will or by the laws of descent and distribution. If a "change of control," as defined in the option plan, occurs, all options granted will become immediately exercisable. If an optionholder retires, our board of directors has the discretion to accelerate the right to exercise options previously granted to such optionholder. If an optionholder is terminated for cause, all options held by such a person will automatically terminate.

     The option plan is administered by our Human Resources and Compensation Committee. The board of directors may at any time terminate the option plan or make such amendments thereto as it may deem advisable without further action on the part of our stockholders; provided, however, that no such termination or amendment will affect or impair the rights of optionholders. Further, any amendment to the option plan must be approved by our stockholders if the amendment would (1) increase the aggregate number of shares of common stock which may be issued pursuant to incentive stock options granted under the option plan, or (2) modify the requirements as to eligibility to receive incentive stock options under the option plan.

     An employee who is granted a nonqualified option under the option plan generally will not recognize federal income tax upon the grant of the option, and we will not be entitled to a tax deduction by reason of such grant. Upon exercise of the nonqualified option, the excess of the fair market value of the shares acquired on the exercise date over the exercise price will be considered compensation taxable as ordinary income to the optionholder, and we may claim a tax deduction at that time equal to the amount of taxable income recognized by the optionholder, provided we satisfy the applicable federal income tax reporting requirements with respect to the income recognized by the optionholder. In the event of the sale of such shares of common stock, any gain or loss after the date of exercise will, assuming such shares qualify as capital assets in the hands of the optionholder, qualify as capital gain or loss.

     If any profits associated with a sale of common stock acquired pursuant to the exercise of a nonqualified option under the option plan within six months of its acquisition could subject the optionholder to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended, there will be no federal income tax consequences to either the optionholder or Tandy Brands as a result of the exercise of such option. The inclusion of such profits as income to the optionholder generally is deferred until the earlier of: (1) the expiration of the six-month period to which the preceding sentence refers, or (2) the first day on which the sale of such common stock will not subject the employee to suit under Section 16(b) of the Securities Exchange Act of 1934. However, if the optionholder makes a timely and proper election under Section 83(b) of the Code to be taxed at the time such common stock is transferred to him or her, then the excess of the fair market value of shares of common stock on the exercise date over the exercise price will be taxed as ordinary income. Such election must be made within thirty (30) days of the date of exercise. In the absence of such an election, the excess of the fair market value of shares of common stock on the date the Section 16(b) restrictions expire with respect to such optionholder (or, if earlier, the date on which the six-month period referred to above expires) over the exercise price will be considered compensation taxable as ordinary income to the optionholder. We will be entitled to a tax deduction in an amount equal to the amount required to be recognized as ordinary income by the optionholder at the time the optionholder is subject to tax, provided that the applicable federal income tax withholding and reporting requirements are satisfied. On the sale of any shares acquired pursuant to the exercise of a nonqualified option granted under the option plan, an optionholder will recognize gain in an amount equal to the difference between the sales price and the optionholder's tax basis in such shares, which tax basis will include the exercise price paid plus the amount required to be recognized as income by the optionholder as a result of the exercise of the nonqualified option to purchase such shares, and such gain will be short-term capital gain if the shares have been held for one year or less and long-term capital gain if the shares have been held for more than one year.

     An optionholder who is granted an incentive stock option ("ISO") will not recognize taxable income upon either the grant or exercise of the ISO, and we will not be entitled to a tax deduction by reason of such grant or exercise. However, the excess of the fair market value of the shares acquired on the exercise date over the exercise price is an item of adjustment for purposes of the alternative minimum tax and may subject the optionholder to the alternative minimum tax. If no disposition of the shares of common stock acquired on exercise of the ISO is made by the optionholder within two years from the date of the grant of the ISO, nor within one year after the exercise of the ISO, then upon subsequent disposition of such common stock the difference between the amount realized upon sale and the exercise price will be characterized as long-term capital gain or loss, and we will not be permitted any deduction. However, if such common stock is disposed of within the two-year period following the date of grant or the one-year period following the date of exercise of the ISO (a "disqualifying disposition"), then, generally speaking, the portion of the gain, if any, which equals the lesser of: (1) the excess of the fair market value of the common stock on the date the ISO is exercised over the exercise price, or (2) the excess of the proceeds from the sale over the exercise price, will be taxed as ordinary income to the optionholder in the year of disposition, and we will be allowed a deduction for federal income tax purposes in such year in an amount equal to the amount taxable to the optionholder as ordinary income. If the disqualifying disposition is one which would subject the optionholder to liability under Section 16(b) of the Exchange Act, then the discussion in the preceding paragraph regarding the tax consequences of such dispositions of common stock acquired pursuant to the exercise of nonqualified options may, depending on Internal Revenue Service guidance, apply to such disqualifying disposition of common stock acquired pursuant to the exercise of an ISO. Additionally, in the case of a disqualifying disposition, any gain in excess of the amount taxed as ordinary income will be taxed as short-term capital gain if the common stock has been held for one year or less or as long-term capital gain if the common stock has been held more than one year.

     The discussion of United States federal income tax consequences set forth above is for general information only and does not purport to be a complete discussion or analysis of all potential tax consequences which may apply to an optionholder. Such discussion does not address the tax consequences to optionholders under state, local and foreign laws. Optionholders are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the grant or exercise of a stock option, including the applicability and effect of federal, state, local, foreign and other tax laws. The discussion set forth above is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth above.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

WHO OWNS MORE THAN 5% OF OUR STOCK?

     The following table sets forth information as of September 6, 2001 with respect to the shares of our common stock beneficially owned by each person (excluding our officers and directors) who we know to be the beneficial owner of more than 5% of our common stock.

                   NAME AND ADDRESS                       NUMBER OF SHARES       PERCENTAGE
                 OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)   OF OWNERSHIP
                 -------------------                    ---------------------   ------------
Tandy Brands Accessories, Inc. .......................         893,593(2)           15.2%
  Employees Investment Plan
  P.O. Box 1290
  Fort Worth, Texas 76101-1290
Richard Liu...........................................         399,857               6.8%
  c/o Superior Leather Ltd.
  Unit 510 Tower 2, Enterprise Square
  9 Sheung Yuet Rd
  Kowloon Bay
  Kowloon, Hong Kong
FMR Corp. ............................................         573,900               9.7%
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------

(1) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (a) voting power with respect thereto, including the power to vote or to direct the voting of such shares, or (b) investment power with respect thereto, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days.

(2) Voting power of the shares held pursuant to this plan is vested in Morgan Stanley Dean Witter Trust FSB, as trustee, subject to the right of participants in the plan to direct the voting of each of their allocable shares of our common stock in the plan. The trustee votes any shares for which no directions are received in the same proportion as those shares with respect to which directions regarding voting are received.

HOW MUCH STOCK DO OUR EXECUTIVE OFFICERS AND DIRECTORS OWN?

     The following table sets forth information as of September 6, 2001 with respect to the shares of our common stock beneficially owned by each of our directors and executive officers and our directors and executive officers as a group.

                                                          NUMBER OF SHARES
                                                            BENEFICIALLY      PERCENTAGE OF
                          NAME                                OWNED(1)          OWNERSHIP
                          ----                            ----------------    -------------
Dr. James F. Gaertner...................................        38,530(2)            *
J.S.B. Jenkins..........................................       655,938(3)         10.9%
C.A. Rundell, Jr. ......................................        37,582(4)            *
Roger R. Hemminghaus....................................        13,000(5)            *
Colombe M. Nicholas.....................................         3,500(6)            *
Gene Stallings..........................................        12,037(7)            *
Marvin J. Girouard......................................         9,550(8)            *
Jerry Wood..............................................       216,350(9)          3.6%
Stanley T. Ninemire.....................................       113,201(10)         1.9%
All directors and executive officers as a group (9
  persons)..............................................     1,099,688(11)        17.7%

---------------

  *  Represents less than one percent.

 (1) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (a) voting power with respect thereto, including the power to vote or to direct the voting of such shares, or (b) investment power with respect thereto, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days. Directors and officers have sole voting and investment power with respect to the shares shown unless otherwise indicated below.

 (2) Includes 3,375 shares held of record by Dr. Gaertner, 31,175 shares subject to stock options exercisable within 60 days and 3,980 shares attributable to ownership of stock units under our 1995 Stock Deferral Plan for Non-Employee Directors.

 (3) Includes 351,737 shares held of record by Mr. Jenkins, 123,900 shares subject to stock options exercisable within 60 days, 5,590 shares held indirectly through our Stock Purchase Program, and 28,474 shares held indirectly through our Benefit Restoration Plan. Also includes 146,237 shares held in our Employees Investment Plan, as to which Mr. Jenkins disclaims beneficial ownership. Does not include 94,184 shares held by certain irrevocable family trusts in which Mr. Jenkins has no beneficial interest.

 (4) Includes 9,430 shares held of record by Mr. Rundell, 24,583 shares subject to stock options exercisable within 60 days and 3,569 shares attributable to ownership of stock units held in our 1995 Stock Deferral Plan for Non-Employee Directors.

 (5) Includes 3,500 shares held of record by Mr. Hemminghaus, 5,000 shares subject to stock options exercisable within 60 days and 4,500 shares attributable to ownership of stock units held in our 1995 Stock Deferral Plan or Non-Employee Directors.

 (6) Includes 3,500 shares held by Ms. Nicholas subject to stock options exercisable within 60 days.

 (7) Includes 2,837 shares held of record by Mr. Stallings and 9,200 shares subject to stock options exercisable within 60 days.

 (8) Includes 2,000 shares held of record by Mr. Girouard and 7,550 shares subject to stock options exercisable within 60 days.

 (9) Includes 84,497 shares held of record by Mr. Wood, 71,417 shares subject to stock options exercisable within 60 days, 3,002 shares held indirectly through our Stock Purchase Program and 6,125 shares held indirectly through our Benefit Restoration Plan. Also includes 51,309 shares held in our Employees Investment Plan, as to which Mr. Wood disclaims beneficial ownership.

(10) Includes 48,032 shares held of record by Mr. Ninemire, 36,917 shares subject to stock options exercisable within 60 days, 2,766 shares held indirectly through our Stock Purchase Program and 1,825 shares held indirectly through our Benefit Restoration Plan. Also includes 23,661 shares held in our Employees Investment Plan, as to which Mr. Ninemire disclaims beneficial ownership.

(11) Includes 313,242 shares subject to stock options exercisable within 60 days, 11,358 shares held indirectly through our Stock Purchase Program, 221,207 shares held in our Employees Investment Plan, 36,424 shares held indirectly through our Benefit Restoration Plan and 12,049 shares attributable to ownership of stock units held in our 1995 Stock Deferral Plan for Non-Employee Directors.

HAVE OUR DIRECTORS, EXECUTIVE OFFICERS AND 10% STOCKHOLDERS COMPLIED WITH
SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934?

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten-percent of our common stock, to file reports with the Securities and Exchange Commission. These persons must file initial reports of ownership. They must also file reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten-percent stockholders are required by federal regulations to provide us with copies of all Section 16(a) reports they file.

     To our knowledge, our officers, directors and greater than ten-percent stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year ending June 30, 2001. Our knowledge is based solely on a review of the copies of such reports made available to us and written representations that no other reports were required.

                 OTHER INFORMATION YOU NEED TO MAKE A DECISION

WHO ARE OUR EXECUTIVE OFFICERS?

     The following table lists the names and ages of our current executive officers and all positions they hold. Each of the listed officers has been appointed by our board of directors and serves at the discretion of the board of directors. We sometimes refer to these officers as the "named executive officers."

                    NAME                       AGE                POSITIONS HELD
                    ----                       ---                --------------
J.S.B. Jenkins...............................  58    President, Chief Executive Officer and
                                                       Director
Jerry W. Wood................................  56    Executive Vice President
Stanley T. Ninemire..........................  45    Senior Vice President, Chief Financial
                                                     Officer and Assistant Secretary

     Mr. Jenkins business experience information can be found under "Who are our continuing directors?"

     MR. JERRY W. WOOD has been our Executive Vice President since May 1995. Prior to that time, he was our Senior Vice President from September 1994 through May 1995 and was our Vice President from our formation in November 1990 through September 1994. Mr. Wood served as Executive Vice President of our company's division of Bombay from April 1986 until December 31, 1990. Before that time, Mr. Wood was the President of The Grate Home and Fireplace division of Bombay from 1983 to 1986. From 1977 to 1983, Mr. Wood was Executive Vice President and later President of Hickok Manufacturing Company, a former leather manufacturing division of Bombay which was merged into the Tandy Brands Accessories division in 1984.

     MR. STANLEY T. NINEMIRE re-joined us in January 1997 as our Senior Vice President, Chief Financial Officer and Assistant Secretary. Mr. Ninemire was previously our Vice President -- International Operations from November 1994 through June 1995. He was also our Vice President and Treasurer from our formation in November 1990 until November 1994. In addition, Mr. Ninemire was our Secretary from November 1990 to

June 1991 and an Assistant Secretary from June 1991 through November 1994. From July 1995 to December 1996, Mr. Ninemire was Senior Vice President of Finance and Operations of Practitioners Publishing Company, a division of Thomson Publishing. Mr. Ninemire is a certified public accountant.

     There are no family relationships between any directors and executive officers.

HOW DO WE COMPENSATE OUR EXECUTIVE OFFICERS?

     We believe compensation of our executive officers and other key management personnel should be directly and materially linked to our operating performance. We try to achieve this linkage through short-term incentives which weigh executive compensation towards bonuses paid on the basis of our performance and long-term incentives to own and hold substantial investments in our common stock.

     The Human Resources and Compensation Committee of our board of directors, which consists of three independent, non-employee directors, manages our executive compensation program. The current members of this committee are Marvin Girouard, Gene Stallings and Colombe Nicholas. This committee submits all issues concerning executive compensation to the full board of directors for approval. This committee does not review or approve stock option grants.

     Annual and Long-Term Compensation. The following table includes certain information concerning annual and long-term compensation for all executive services for the fiscal years ended June 30, 2001, 2000 and 1999 paid to Mr. Jenkins, our President and Chief Executive Officer, and each of our other named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                                                   -------------------------
                                            ANNUAL COMPENSATION    SECURITIES    ALL OTHER
                                   FISCAL   --------------------   UNDERLYING   COMPENSATION
           NAME/TITLE               YEAR    SALARY($)   BONUS($)   OPTIONS(#)      ($)(1)
           ----------              ------   ---------   --------   ----------   ------------
J.S.B. Jenkins...................   2001    $395,000    $      0     32,500       $48,416
  President and Chief               2000    $375,000    $      0     25,000       $49,715
  Executive Officer                 1999    $350,000    $182,100     15,000       $68,930

Jerry W. Wood....................   2001    $210,000    $      0     16,250       $26,410
  Executive Vice                    2000    $200,000    $      0     12,000       $29,159
  President                         1999    $188,000    $ 73,372     10,000       $36,963

Stanley T. Ninemire..............   2001    $190,000    $      0     16,250       $$26,201
  Senior Vice President,            2000    $182,000    $      0     12,000       $30,635
  Chief Financial Officer           1999    $170,000    $ 39,508     10,000       $34,454
  and Assistant Secretary

---------------

(1) Primarily represents automobile allowances and our matching contributions under our Stock Purchase Program, our Benefit Restoration Plan and our Employees Investment Plan.

     Stock Options. The following table presents information on stock options granted to each of our named executive officers during the fiscal year ending on June 30, 2001:

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE OF ASSUMED
                                             PERCENTAGE OF                                    ANNUAL RATES OF STOCK
                        NUMBER OF SHARES    OPTIONS GRANTED                                    PRICE APPRECIATION
                           UNDERLYING         TO EMPLOYEES                                     FOR OPTION TERM(1)
                            OPTIONS          DURING FISCAL      EXERCISE PRICE   EXPIRATION   ---------------------
         NAME               GRANTED               YEAR            PER SHARE         DATE         5%          10%
         ----           ----------------   ------------------   --------------   ----------   ---------   ---------
J.S.B. Jenkins........       32,500              20.15%             $8.125         7/1/10     $166,067    $420,848
Jerry W. Wood.........       16,250              10.07%             $8.125         7/1/10     $ 83,034    $210,424
Stanley T. Ninemire...       16,250              10.07%             $8.125         7/1/10     $ 83,034    $210,424

---------------

(1) The amounts shown in these columns represent the potential realizable values using the options granted and the exercise price. The SEC executive compensation disclosure rules sets the assumed rates of stock appreciation. The rates are not intended to predict appreciation of our common stock.

     Stock Option Exercises. The following table presents certain information concerning options exercised during the fiscal year ending June 30, 2001 by each of our executive officers. The table also includes the value of unexercised options held by our named executive officers at June 30, 2001.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                     VALUE OF UNEXERCISED
                                                       NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                             SHARES                 OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                           ACQUIRED ON    VALUE     ---------------------------   ---------------------------
          NAME              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   --------   -----------   -------------   -----------   -------------
J.S.B. Jenkins...........         0      $     0      99,733         54,167          $0.00          $0.00
Jerry W. Wood............     7,088      $32,963      58,667         27,583          $0.00          $0.00
Stanley T. Ninemire......         0      $     0      24,167         27,583          $0.00          $0.00

     Severance Agreements. In July 1999, we entered into severance agreements with J.S.B. Jenkins, Jerry Wood and Stan Ninemire. Each severance agreement has a three year term but is automatically extended on a year-to-year basis after the end of the term unless a change in control, as defined in the agreement, occurs. If a change in control occurs, the severance agreements will remain in effect until all benefits which are due have been paid. If within three years after a change of control occurs, the officer's employment is terminated, other than as a result of permanent disability or for cause, or the officer terminates his employment as a result of certain events, the officer will be entitled to an amount equal to 200% of the officer's aggregate base pay plus incentive pay. In addition, if a change of control occurs:

     - all of the officer's stock options will immediately vest;

     - all restrictions on any restricted stock granted to the officer will lapse; and

     - the officer will receive all performance shares granted prior to the change of control.

     Under the severance agreements, each officer will, for two years following termination, continue to receive the same employee benefits they received prior to termination. All amounts payable under each severance agreement cannot exceed 299% of the officer's "base amount" as determined under the Internal Revenue Code of 1986, as amended.

DID WE HAVE TRANSACTIONS WITH OUR OFFICERS, DIRECTORS OR 5% STOCKHOLDERS?

     Officer Loans. During 2001, we made two loans to Jerry Wood, one of our executive officers. The first loan was for $55,000. It accrues interest at 6% annually. The loan is not secured by collateral and is evidenced by a promissory note. All outstanding principal and interest are due August 9, 2002.

     The second loan was for $52,000. This loan accrues interest at 6.75% per year and all outstanding principal and interest are due August 9, 2002. This loan is not secured by collateral and is evidenced by a promissory note. Any past due principal and interest on either note will bear interest at 2% over the annual contract rate.

     The amount outstanding on these loans at September 6, 2001 was $107,000. Mr. Wood can repay these promissory notes at any time without penalty.

     Inventory Purchase. During fiscal 2001, we purchased inventory of approximately $47,798,000, based on the fair market value of the inventory, from Superior Leather, Ltd. of Kowloon, Hong Kong. Mr. Richard Liu, who owns approximately 6.8% of our outstanding common stock, is a principal of Superior Leather. We are of the opinion that such inventory was purchased on terms and at prices which are no less favorable than could be negotiated in arms-length transactions with unaffiliated third parties.

HOW DID OUR COMMON STOCK PERFORM COMPARED TO CERTAIN INDEXES?

     The line graph on the following page compares the yearly percentage change in the cumulative total stockholder return on our common stock. The graph assumes reinvestment of dividends, if any, and the cumulative total return of the Nasdaq Stock Market -- US Index, and the S&P Textiles (Apparel) Index for the period from June 1996 through June 2001. The returns shown on the graph are not necessarily indicative of future performance.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG TANDY BRANDS ACCESSORIES, INC.,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX,
                      AND THE S&P TEXTILES (APPAREL) INDEX
[5 YEAR GRAPH]

                                                   NASDAQ STOCK MARKET      TANDY BRANDS ACCESSORIES,
                                                         (U.S.)                       INC.               S&P TEXTILES (APPAREL)
                                                   -------------------      -------------------------    ----------------------
6/96                                                     100.00                      100.00                      100.00
6/97                                                     121.60                      118.75                      110.34
6/98                                                     160.06                      232.81                      127.66
6/99                                                     230.22                      214.06                       88.69
6/00                                                     340.37                       98.44                       62.61
6/01                                                     184.51                       70.50                       90.72

HOW DO WE COMPENSATE OUR NON-EMPLOYEE DIRECTORS?

     Meeting Fees. Non-employee directors currently receive an annual retainer of $21,000, and a fee of $1,325 fee for each board meeting and each committee meeting they attend. Committee chairmen receive an annual retainer of $1,575 in addition to any applicable committee meeting fees. Our Chairman receives an annual fee of $48,825 for all services. We also reimburse our directors for travel, lodging and related expenses they incur in attending board and committee meetings, and we provide each director with directors and officers insurance and travel accident insurance.

     Stock Options. We are currently authorized to grant nonqualified stock options to purchase up to 150,500 shares of our common stock to our non-employee directors under our Nonqualified Formula Stock Option Plan for Non-Employee Directors. The goal of this stock option plan is to provide a means of retaining and attracting competent non-employee personnel to serve on our board of directors by offering individuals long-term equity incentives tied to our performance. Each of our non-employee directors are eligible to participate in this option plan.

     When this option plan was originally adopted, each director was granted an option to purchase 3,000 shares of our common stock. Currently, when a non-employee director is first elected or appointed to our board of directors, he or she is granted an option to purchase 5,000 shares of our common stock. These options are fully vested when granted. Prior to July 1, 1999, the initial grants to non-employee directors vested in 20% increments over five years.

     This option plan also provides that, concurrently with each regular annual election of members of the board of directors, each non-employee will receive an option to purchase 2,500 shares of our common stock and our Chairman will receive an option to purchase 4,425 shares of our common stock. The exercise price of these options is the closing price of our common stock reported on the date the options are granted. Prior to the amendment to the plan in fiscal year 1999, each non-employee director who was previously elected to our board of directors and continued to serve on the board received an option to purchase a number of shares of our common stock of which the fair market value was equal to 150% of such director's annual retainer fee. All recurring option grants under this plan are fully exercisable six months after the date they are granted.

     Stock Deferral Plan. Our non-employee directors may elect in writing to defer receipt of all of their annual and committee chair retainer fees and meetings fees under our 1995 Stock Deferral Plan for Non-Employee Directors. All amounts deferred are credited to a bookkeeping reserve account we maintain in units which are equivalent in value to shares of our common stock, based on the average closing price of our common stock during the quarter to which their election applies. We can issue up to 50,000 shares of our common stock under this stock deferral plan.

     All stock units are fully vested and cannot be forfeited. Shares of stock equal to the number of units deferred are payable in a single distribution at the time specified in the applicable deferral election, so long as that time is not earlier than twelve months following the establishment of a particular unit. Any declared cash dividends that would be payable on a number of shares of our common stock equal to the units which are credited to a participating director's account will be reinvested. Any units will also be adjusted for stock dividends or other capital adjustments. In the event we experience a change in control, all units will become immediately payable.

     Prior Stock Option Plan. Prior to adopting the nonqualified formula stock option plan for non-employee directors, our board of directors was entitled to receive options under our nonqualified stock option plan for non-employee directors. This plan authorized issuing options to purchase an aggregate of 30,000 shares of our common stock. Under this prior option plan, non-employee directors could contribute either 50% or 100% of his or her annual retainer fees to acquire common stock purchase options. The exercise price for these options is 50% of the closing price of our common stock subject to the option on the date of grant. Because the directors could contribute their retainer to purchase the 50% discount and pay 50% of the fair market value on exercise of the option, the total cost to acquire the shares would be 100% of the fair market value of the stock on the date of grant. Because this prior stock option plan was not widely used, we suspended use of this plan and now instead provide additional opportunities for stock ownership through our stock deferral plan.

     As of September 6, 2001, six directors were eligible to participate in our benefit option plans for non-employee directors.

HOW MANY BOARD MEETINGS WERE HELD LAST YEAR?

     We held five meetings of our board of directors during the 2001 fiscal year. Each director attended at least seventy-five percent (75%) of the combined total number of board meetings and all committee meetings on which they served.

WHAT ARE THE BOARD OF DIRECTORS' COMMITTEES? WHAT FUNCTIONS DO THEY SERVE?

     Audit and Finance Committee. C.A. Rundell, Jr., James F. Gaertner and Roger
R. Hemminghaus currently serve on our audit and finance committee. Mr. Rundell is the chairman of the committee. Each member of the audit committee is "independent," as defined in the National Association of Securities Dealers' listing standards. The primary function of our audit and finance committee is to review the effectiveness of our accounting policies and practices, our financial reporting and our internal controls. Our board of directors has adopted an audit committee charter, a copy of which is attached as Appendix A.

     The audit and finance committee's basic role is to review and approve the scope of the annual examination of our books and records. Other roles of the committee include:

     - reviewing the findings and recommendations of our outside auditors when the audit is complete;

     - considering the organization, scope and adequacy of our internal controls function;

     - monitoring the extent to which we have implemented changes recommended by the independent auditors or the audit and finance committee; and

     - providing oversight on our accounting principals and financial reporting.

The audit and finance committee met three times during the 2001 fiscal year.

     Human Resources and Compensation Committee. Marvin Girouard, Gene Stallings and Colombe Nicholas currently serve on our human resources and compensation committee. Mr. Girouard is the chairman of the committee. The human resources and compensation committee primarily oversees the following:

     - internal organization;

     - salary and non-salary compensation;

     - benefit programs;

     - executive officer salaries, bonuses and option grants; and

     - succession planing and related human resource matters.

The human resources and compensation committee met two times during the 2001 fiscal year. We do not have a standing nominating committee or a committee performing similar functions.

     None of the current or prior members of our human resources and compensation committee is or was an officer or employee of Tandy Brands and none of the members were a party to any material transaction with us during the past fiscal year. In addition, none of our executive officers served as a member of the compensation or similar committee or board of directors of any other entity of which an executive officer served on our human resources and compensation committee or our board of directors.

     Administrative Committee. J.S.B. Jenkins, Jerry Wood and Dr. James F. Gaertner serve on our administrative committee. Dr. Gaertner serves as the chairman of the committee. The administrative committee's primary concern is the administration of our employees investment plan. The administrative committee met one time during the 2001 fiscal year.

                     REPORT OF AUDIT AND FINANCE COMMITTEE

     The audit and finance committee oversees our financial reporting process on behalf of our board of directors. Our management has the primary responsibility for preparing our financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit and finance committee reviewed the audited financial statements included in our annual report with our management. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The audit and finance committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit and finance committee under generally accepted auditing standards.

     In addition, the audit and finance committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). The audit and finance committee has also received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Tandy Brands and its management. The audit and finance committee has also considered whether the independent auditors provision of non-audit services to Tandy Brands is compatible with the auditor's independence.

     The audit and finance committee discussed with our independent auditors the overall scope and plans for their audit. The audit and finance committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The audit and finance committee held three (3) meetings during fiscal year 2001.

     The members of the audit and finance committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the audit and finance committee rely without independent verification on the information provided to them and on the representations made by management and our independent auditors. Accordingly, the audit and finance committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit and finance committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that our auditors are in fact "independent."

     In reliance on the reviews and discussions referred to above, the audit and finance committee recommended to our board of directors and the board of directors has approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2001, for filing with the Securities and Exchange Commission.

                                            AUDIT AND FINANCE COMMITTEE

                                            C.A. RUNDELL, JR., Chairman
                                            ROGER R. HEMMINGHAUS
                                            DR. JAMES F. GAERTNER

              REPORT OF HUMAN RESOURCES AND COMPENSATION COMMITTEE

     Our human resources and compensation committee is composed entirely of non-employee directors. None of these directors participate in the compensation programs described in this report. Our human resources and compensation committee is responsible for reviewing and making recommendations to our board of directors regarding the compensation of our executive officers. Our board of directors has final approval of executive officer compensation.

     We review the performance of each executive officer on at least an annual basis. Base salary increases are based upon the results of performance reviews. Base salary increases for the officers, excluding our chief executive officer, are also based upon the recommendation of our president and chief executive officer.

WHAT IS THE COMMITTEE'S PHILOSOPHY?

     In determining executive officer compensation, we are guided by the following objectives:

     - Attracting, retaining and motivating highly qualified and committed executive officers;

     - Using the competitive employment marketplace as a guide to assessing and establishing compensation levels;

     - Determining total compensation to a meaningful degree by returns to our stockholders;

     - Exercising appropriate discretion and judgment in making individual compensation determinations based on the performance and particular employment position of the affected executive officer, our current economic and business circumstances and prevailing conditions in the marketplace; and

     - Encouraging executive officers to obtain and hold an equity stake in our stock.

WHAT ARE THE COMPONENTS OF OUR EXECUTIVE OFFICERS INCENTIVE PLAN?

     Under our fiscal 2001 executive officers incentive plan, executive officer compensation consisted of the following components:

     - Annual base salary;

     - Annual incentive bonus;

     - Long-term compensation in the form of stock option grants; and

     - Matching contributions under our Stock Purchase Program, Employees Investment Plan and Benefit Restoration Plan.

     In establishing this plan, the human resources and compensation committee collected comparative executive officer compensation using publicly available sources. In addition, the committee updated information it had previously collected through prior compensation surveys produced by independent compensation firms to collect current compensation ranges for our peer group.

HOW WERE BASE SALARIES DETERMINED?

     During fiscal year 2001, we sought to establish base salaries of our executive officers at levels that, in the judgment of the human resources and compensation committee and the board of directors, were sufficiently competitive to attract and retain qualified executive officers. These salaries were approximately equal to the average base salaries for comparable positions within our peer group. The committee established the base salary portion of annual compensation, which was increased for fiscal year 2001, at the beginning of the fiscal year. We granted salary increases to our executive officers in order to provide them with salaries comparable to those within our industry and peer group.

WERE INCENTIVE BONUSES PAID?

     We structure our incentive bonuses to encourage achievement of our performance goals with additional cash compensation directly related to our performance. Our fiscal year 2001 compensation plan provided for incentive bonuses based on:

     - The extent to which fiscal year 2001 profit performance exceeded fiscal year 2000 performance; and

     - Return on asset performance in accordance with criteria established by our board of directors.

     We did not pay any bonuses to our executives for fiscal year 2001 because our performance was below the minimum levels established in our compensation plan. Under the plan, potential bonuses were set at performance levels that, in the judgment of the committee and the board of directors, would facilitate growth.

WHAT IS THE LONG-TERM COMPONENT OF EXECUTIVE COMPENSATION?

     Our stock option and bonus plans and stock purchase programs provide long-term incentive compensation for executive officers if the market price of our common stock increases over time. We granted options to purchase 65,000 shares of our common stock to our executive officers during the past fiscal year.

HOW WAS OUR CHIEF EXECUTIVE OFFICER'S COMPENSATION DETERMINED?

     During fiscal year 2001, our chief executive officer's base salary rate was $395,000, a $20,000 increase from fiscal year 2000. The increase in base salary for fiscal 2001 was, in the opinion of the committee and the board of directors, consistent with the salaries for comparable positions within our industry and peer group. We did not award any incentive bonus to our chief executive officer because we did not meet our internal performance targets.

WHAT LIMITS DOES THE INTERNAL REVENUE CODE IMPOSE ON DEDUCTING EXECUTIVE COMPENSATION?

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that, in the case of a publicly held corporation, the corporation is not generally allowed to deduct remuneration paid to its chief executive officer and certain other highly compensated officers to the extent that such remuneration exceeds $1,000,000 for the taxable year. Certain remuneration, however, is not subject to disallowance, including compensation paid on a commission basis and, if certain requirements prescribed by the Code are satisfied, other performance based compensation. At this time, we believe that the deduction disallowance prescribed by Section 162(m) of the Code does not apply to us.

     This report has been provided by the human resources and compensation committee of our board of directors.

                                            HUMAN RESOURCES AND
                                              COMPENSATION COMMITTEE

                                            MARVIN J. GIROUARD, Chairman
                                            GENE STALLINGS
                                            COLOMBE M. NICHOLAS

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

     The Board of Directors of Tandy Brands Accessories, Inc. (the "Company") hereby constitutes and establishes an Audit Committee (the "Committee") with authority, responsibility, and specific duties as described below.

                                  COMPOSITION

     The Committee shall be comprised of at least three Directors who are independent of management and operating executives. One of the members shall be appointed Committee Chairman by the Chairman of the Board of Directors.

                                   AUTHORITY

     The Committee is granted the authority to investigate any activity of the Company, and all employees are directed to cooperate as requested by members of the committee.

                                 RESPONSIBILITY

     The members of the Committee shall make themselves familiar with the financial condition, financial controls and operations of the Company and the Committee shall make such recommendations to the Board of Directors of the Company as the Committee deems appropriate for the good of the Company and the proper reflection of the financial condition of the Company in reports and elsewhere, and shall take such further action as the Committee deems appropriate to carry out its functions, and shall exercise such further authorities and responsibilities as the Board may from time to time delegate to it. The independent auditors for the Company are ultimately accountable to the Board of Directors, as assisted by the Committee. The Board of Directors, with the assistance of the Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, or to nominate the independent auditors to be proposed for shareholder approval in the proxy statement.

     The Committee shall be responsible for ensuring its receipt from the Company's independent auditors of a formal written statement delineating all relationships between the auditor and the Company and shall be responsible for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full board take, appropriate action to ensure the independence of the independent auditor.

                                    MEETINGS

     The Committee is to meet at least two times per year, and as many times as the Committee deems necessary.

                                   ATTENDANCE

     Members of the Committee are to be present at all meetings. As necessary or desirable, the Chairman may request that members of management, and representatives of the independent auditor be present at meetings of the Committee.

                                    MINUTES

     The Secretary of the Company will prepare the minutes of each meeting and send them to Committee members and the Tandy Brands Accessories Directors who are not members of the Committee. If the Secretary of the Company has not taken the minutes, they will be sent to him or her for permanent filing.

                                SPECIFIC DUTIES

     The Committee is to:

          1. Review with management the responsiveness of the independent auditor to the Company's needs and recommend to the Board of Directors the independent auditors to be selected to audit the books of the Company and its Divisions.

          2. Review with the Company's management, and the independent auditor, the Company's general policies and procedures to reasonable assure the adequacy of internal accounting and financial controls, a code of legal and ethical business conduct and control of confidential information.

          3. Review, prior to the annual audit, the scope and general extent of the independent auditor's audit examination, including their engagement letter and proposed fees. The Committee's review should entail an understanding from the independent accountant of the factors considered by the accountant in determining the audit scope.

          4. Review with management and the independent auditor, upon completion of their audit, financial results for the year prior to their release to the public, together with a review of the news release, to determine that the independent auditor is satisfied with the disclosure and content of the financial information to be presented to the shareholders and the public. Such review should encompass significant adjustments proposed by the independent auditor, any changes in accounting principals or policies, supplemental disclosures required by generally accepted accounting principles or the Securities and Exchange Commission, and significant nonrecurring transactions.

          5. Review with management and the independent auditor the adequacy and effectiveness of the internal auditing, accounting and financial controls of the corporation including those matters in the independent auditor's "letter to management." Particular emphasis should be given to the adequacy of controls to expose any payments, transactions or procedures which might be deemed illegal or otherwise improper.

          6. Provide sufficient opportunity for the independent auditor to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditor's evaluation of the Company's accounting and auditing personnel, the cooperation which the independent auditor received from management (including accounting and auditing personnel) during the course of their audit, and the extent to which undue pressure was brought to bear on the independent auditor by management.

          7. Review the internal audit function of the Company including the proposed programs for the coming year and the coordination of such programs with the independent auditor. Receive and review with management a written report on each completed internal audit and require notification when follow-up internal audits disclose that corrective actions have not been implemented or have not been effective.

          8. Review the Company's cash management program, including investment transactions and management strategy related to the investment of the Company's surplus cash.

 NOTWITHSTANDING THE FOREGOING RECITATION OF DUTIES, THE COMMITTEE RESERVES THE RIGHT TO AMEND, MODIFY, INTERPRET, WAIVE, OR DELETE ANY OF THE FOREGOING DUTIES
                            IN ITS SOLE DISCRETION.

                                                                      1420-PS-01

                                  DETACH HERE

                                     PROXY

                         TANDY BRANDS ACCESSORIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned security holder of Tandy Brands Accessories, Inc., a Delaware corporation, hereby appoints J.S.B. Jenkins and Stanley T. Ninemire, and each of them, with full power of substitution, to represent and to vote on behalf of the undersigned all securities which the undersigned is entitled to vote at the Annual Meeting of Stockholders scheduled to be held on Tuesday, October 16, 2001, at 9:00 A.M., local time, at the Embassy Suites Outdoor World located at 2401 Bass Pro Drive, Grapevine, Texas 76051, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such securities upon the matters described in the Notice of Annual Meeting of Stockholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting.

THE SECURITIES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, THE PROXIES NAMED ABOVE INTEND TO VOTE THE SECURITIES AT THEIR DISCRETION FOR THE ELECTION OF THE NOMINEES LISTED IN THE PROXY STATEMENT FOR THE ANNUAL MEETING, FOR THE PROPOSAL TO AMEND THE TANDY BRANDS ACCESSORIES, INC. 1997 EMPLOYEE STOCK OPTION AND OTHERWISE AT THE DISCRETION OF THE PROXIES.

-----------                                                         -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                         -----------

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW AS DIRECTORS, FOR THE APPROVAL OF THE AMENDMENT TO THE 1997 EMPLOYEE
STOCK OPTION PLAN, AND OTHERWISE AT THE DISCRETION OF THE PROXIES.

                                                                                                     FOR      AGAINST    ABSTAIN
1. To elect Class II Directors                   2. To approve the amendment to the Tandy            [ ]        [ ]       [ ]
   NOMINEES: (01) Mr. C.A. Rundell, Jr.,            Brands Accessories, Inc. 1997 Employee
             (02) Ms. Colombe M. Nicholas           Stock Option Plan.

       FOR                     WITHHELD          3. In their discretion upon such other matters
      BOTH      [ ]      [ ]   FROM BOTH            as properly come before the meeting.
     NOMINEES                  NOMINEES
                                                    MARK HERE IF YOU PLAN TO ATTEND THE MEETING                 [ ]

  [ ]                                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT               [ ]
     ---------------------------------------
     For only the nominees noted above

                                                  IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE
                                                  DATE, SIGN AND RETURN ALL CARDS IN THE
                                                  ACCOMPANYING ENVELOPE.


                                                  Please sign exactly as name appears hereon. When
                                                  signing as attorney, executor, administrator,
                                                  trustee or guardian, please give full title as
                                                  such. If a corporation, please sign in full
                                                  corporate name by President or other authorized
                                                  officer. If a partnership, please sign in
                                                  partnership name by authorized person. When
                                                  shares are held by joint tenants, both should
                                                  sign.


                                                 Signature                               Date
                                                           ------------------------------     --------------------
